UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012 (December 17, 2012)

NTS, INC.
(formerly Xfone, Inc.)
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File No. 001-32521

11-3618510
(I.R.S. Employer Identification Number)

5307 W. Loop 289
Lubbock, Texas 79414
 (Address of principal executive offices)

806-771-5212
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2012, NTS, Inc. (f/k/a Xfone, Inc., the “Company”) and its wholly owned subsidiary, NTS Communications, Inc. (“NTSC”) entered into a first amendment to the employment agreement of Niv Krikov, the Company’s Principal Accounting Officer, Treasurer, Chief Financial Officer and director, and Executive Vice President, Treasurer, Chief Financial Officer and director of NTSC. The Company and/or NTSC are referred to herein as “we”, “us” or “our”.

The amendment renews and extends Mr. Krikov’s term of employment with us indefinitely, subject to certain termination provisions, and provides for an increase in Mr. Krikov’s annual salary from $90,800 to $110,800 and the consideration of a grant of an annual success bonus in our discretion. The amendment further provides that unless terminated for cause, termination of Mr. Krikov’s employment shall be upon not less than three months prior written notice subject to an extended prior notice period of up to six months if termination falls within the 90 day period prior to the end of the public school year. Under the amendment, in the event of termination of Mr. Krikov’s employment by us without cause, termination by Mr. Krikov for good reason or termination by Mr. Krikov within thirty days from an event of change of control, Mr. Krikov shall be entitled to severance pay equal to nine months gross annual salary and per diem, and an acceleration in vesting of all his outstanding unvested options, which options shall remain outstanding for one year from the date of termination.

The foregoing summary is qualified in its entirety by reference to the first amendment of the employment agreement, of which a copy is attached hereto as Exhibit 10.152. A copy of the original employment agreement was filed as an exhibit to the Current Report on Form 8-K filed with the Commission on July 1, 2009.

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description

10.152	First Amendment to Employment Agreement dated December 17, 2012 between NTS, Inc., NTS Communications, Inc. and Niv Krikov

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTS, Inc.

Date: December 17, 2012	By:	/s/ Guy Nissenson
Guy Nissenson
President, Chief Executive Officer and Chairman of the Board of Directors

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